Exhibit 10.1

December 31, 2024

Leland Westerfield

Re: Renewal Agreement

Dear Lee:

This letter confirms our mutual agreement to extend the term of your employment as Interim Chief Financial Officer and Interim Chief Accounting Officer of Veradigm Inc. (the “Company”) under the Letter Agreement, dated December 7, 2023, between you and the Company (the “Letter Agreement”) through June 30, 2025 (such term of employment, as extended pursuant to this letter, the “Term”).

During the Term, the terms and conditions of your employment, as described in the Letter Agreement, will continue to apply. Notwithstanding the foregoing, if the Term ends for any reason other than (a) a termination of your employment by the Company for Cause (as defined in the Letter Agreement) or (b) your resignation from employment with the Company other than for Good Reason (as defined in the Letter Agreement), you will be entitled to receive continued payments of cash compensation pursuant to Section 4 of the Letter Agreement for a period ending on the earlier of (x) six months following the end of the Term or (y) September 30, 2025 (subject to you executing and not revoking a general release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company, if requested by the Company).

By your signature below, you agree to the extension of the Term as memorialized herein. Except as expressly provided herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

Sincerely,

/s/ Dave B. Stevens
Dave B. Stevens
Chairperson of the Compensation Committee

ACCEPTED BY:

/s/ Leland Westerfield
Leland Westerfield